Exhibit 10.1

May 21, 2007

Mr. Ron B. Barber

C/o Barber & Bartz

525 South Main Street, Suite 800

Tulsa, OK  74103

Dear Ron,

The Audit Committee of XETA Technologies, Inc. (the “Company”) hereby engages you to serve as an advisor to the Committee through the Company’s next annual meeting (unless sooner terminated as provided below).  The Committee believes that you are uniquely qualified due to your solid understanding of the Company’s business, and your professional qualifications and experience in the areas of financial accounting and regulatory matters, to contribute valuable guidance to the Committee in its on-going efforts to comply with the significant additional obligations imposed upon it by Sarbanes-Oxley.

As an advisor, you agree to:

•                  advise the Committee and give guidance as requested with regard to financial disclosure and accounting issues, and

•                  assist the Committee in developing and implementing regulatory compliance initiatives.

You agree to consult with Audit Committee members when requested; attend regularly scheduled Audit Committee meetings so as to be fully informed and better prepared to advise the Committee on specific issues that may arise from time to time; and review the Company’s financial statements and quarterly and annual reports.

In exchange for your services, you will receive a total fee of $15,000.  This fee will be paid in monthly installments on a pro rata basis.

This agreement may be terminated by either party for any or no reason, upon written notice given to the other party.

Please indicate your acceptance to the terms of this agreement by signing a copy of this letter below where indicated.

/s/ Donald T. Duke

Donald T. Duke, Chairman

Agreed to and accepted:

/s/ Ron B. Barber
Ron B. Barber
Date:	May 23, 2007